Exhibit 23.3

Consent of Independent Auditor

i3 Verticals, Inc.
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 5, 2018, relating to the financial statements of San Diego Cash Register Company, Inc. appearing in i3 Verticals Inc.’s Registration Statement on Form S-1.
/s/ BDO USA, LLP

San Diego, California
June 22, 2018